EXHIBIT 10.1

OSG	Overseas Shipholding Group Inc.
	666 Third Avenue New York, NY 10017	Tel: 212 953 4100	www.osg.com

May 24, 2010

Mr. Ian Blackley
c/o Overseas Shipholding Group, Inc.
666 Third Avenue
New York, New York  10017

Dear Ian:

We are pleased to inform you that, the Compensation Committee of the Board of Directors of Overseas Shipholding Group, Inc. (the “Company”) has approved an increase in your severance multiple under the Amended and Restated Change of Control Protection Agreement between you and the Company, dated as of December 31, 2008 (the “Agreement”), from one and one-half (1.5) times to two (2) times and an increase in your maximum post-termination health continuation period from eighteen (18) months to twenty-four (24) months, each subject to the terms and conditions of the Agreement.  Accordingly, effective as of May 24, 2010, the Agreement is hereby amended as follows:

1.           Sections 4(b) and 4(c)(i) of the Agreement are hereby amended by replacing the multiple “one and one-half (1.5) times” therein with “two (2) times”.

2.           Sections 4(c)(ii) and 4(f) of the Agreement is are amended by replacing the period of “eighteen (18) months” therein with “twenty-four (24) months”.

3.           Section 4(h) of the Agreement is hereby amended in its entirety to read as follows:

“Notwithstanding anything herein to the contrary, in the event that the Executive is entitled to the benefits under this Section 4 as a result of an Anticipatory Termination that occurred within 90 days prior to a Change in Control and if as a result of the termination of the Executive’s employment the Executive was entitled to receive the payments and benefits provided under the Overseas Shipholding Group, Inc. Severance Protection Plan (the “Severance Plan”), then the Executive shall continue to be entitled to receive such payments and benefits under and in accordance with the terms and conditions of the Severance Plan and (i) the Executive shall not be entitled to receive the amounts under Sections 4(b), 4(d) and 4(e); (ii) the benefits or payments under Section 4(f) shall commence in the first month following the expiration of any health plan or health care reimbursement coverage provided to the Executive pursuant to the Severance Plan following a termination of the Executive’s employment and the term “Coverage Period” shall mean a period of six (6) months from the date that benefits or payments under Section 4(f) commence in accordance with this Section 4(h)(ii); and (iii) all other payments and benefits set forth in this Section 4 shall be provided to the Executive as set forth herein.”

All other terms and conditions contained in the referenced Employment Agreement shall remain in full force and effect.

Very truly yours,

OVERSEAS SHIPHOLDING GROUP, INC.

By:      /s/Morten Arntzen
Name:  Morten Arntzen
Title:     President and CEO

I agree and accept the above terms:

/s/Ian Blackley
Ian Blackley